Exhibit 23.3


               [Williamson Petroleum Consultants, Inc. Letterhead]



                        Consent of Independent Engineers


     As independent oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to the incorporation by reference in this Post Effective Amendment No. 1 to Form S-1 Registration Statement on Form S-3 Registration Statement (Registration No. 333-113583) (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about May 31, 2006 of information from our reports for RWG Energy, Inc. (1) effective December 31, 2004 dated February 22, 2005 and (2) effective December 31, 2005 dated January 23, 2006, which are part of the Registration Statement. We also consent to the reference to our firm in such Registration Statement.


                                     /s/ Williamson Petroleum Consultants, Inc.


Midland, Texas
May 31, 2006